UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                              POORE BROTHERS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   732813-10-0
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
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CUSIP NO. 732813-10-0                                          Page 2 of 6 Pages
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1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Mark S. Howells
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    824,269 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       824,269 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   824,269 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.48%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

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CUSIP NO. 732813-10-0             SCHEDULE 13G                 Page 3 of 6 Pages
---------------------                                          -----------------

ITEM 1(a). NAME OF ISSUER:

     Poore Brothers, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3500 South La Cometa Drive
     Goodyear, Arizona 85338

ITEM 2(a). NAME OF PERSON FILING:

     Mark S. Howells

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Principal Business Office:
     M.S. Howells & Co.
     2390 East Camelback Road, Suite 315
     Phoenix, Arizona 85016

ITEM 2(c). CITIZENSHIP:

     United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share

ITEM 2(e). CUSIP NUMBER:

     732813-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act.

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CUSIP NO. 732813-10-0             SCHEDULE 13G                 Page 4 of 6 Pages
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     (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act .

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company
             Act of 1940.

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (a) Amount beneficially owned:

          824,269 shares (includes 205,000 shares which are issuable upon the exercise of stock options; excludes 40,000 shares held of record by trusts with a former spouse of Mr. Howells for the benefit of Mr. Howells' children; excludes 10,000 shares which are issuable upon the exercise of stock options that are not exercisable within 60 days).

     (b) Percent of class:

          5.48%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 824,269 shares
         (ii)  Shared power to vote or to direct the vote: -0-
         (iii) Sole power to dispose or to direct the disposition of:
               824,269 shares
         (iv)  Shared power to dispose or to direct the disposition of: -0-

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CUSIP NO. 732813-10-0             SCHEDULE 13G                 Page 5 of 6 Pages
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.

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CUSIP NO. 732813-10-0             SCHEDULE 13G                 Page 6 of 6 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 12, 2002
                                              ----------------------------------
                                              (Date)

                                              /s/ Mark S. Howells
                                              ----------------------------------
                                              (Signature)

                                              Mark S. Howells
                                              ----------------------------------
                                              (Name/Title)